EXHIBIT 2

                         ARV Assisted Living, Inc.
                          245 Fischer Avenue, D-1
                            Costa Mesa, CA 92626

October 7, 2002

Prometheus Assisted Living LLC
30 Rockefeller Plaza, 50th floor
New York, New York 10020

          Re:  Confidentiality/Non-Disclosure Agreement (Reciprocal)
               -----------------------------------------------------
Gentlemen:

     In connection with the consideration of a possible negotiated transaction (the "Transaction") between ARV Assisted Living, Inc. and/or its subsidiaries, controlled affiliates or divisions (collectively, "ARV") and Prometheus Assisted Living LLC and/or its subsidiaries, controlled affiliates or divisions (other than ARV) (collectively, "Prometheus"), each party (as such, the "disclosing party") intends to make available to the other party (as such the "receiving party") certain information concerning its business, financial condition, operations, assets and liabilities which is non-public, confidential or proprietary in nature. As a condition to such information being exchanged by the parties and their respective directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) (collectively, "Representatives"), the receiving party must agree to treat any information concerning the disclosing party (whether prepared by the disclosing party, its advisors or otherwise and irrespective of the form of communication) which has been or is furnished pursuant to this letter agreement to the receiving party or to its Representatives by or on behalf of the disclosing party (such information herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this letter agreement. Lazard Freres Real Estate Investors L.L.C. ("LFREI") and its controlled affiliates shall constitute Representatives of Prometheus and Prometheus intends to provide to LFREI and/or its controlled affiliates the information provided to Prometheus pursuant to this letter agreement.

     The term "Evaluation Material" shall also be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by the receiving party or its Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to the receiving party or its Representatives pursuant hereto. For purposes of this Agreement, the term "Evaluation Material" does not include information which (i) becomes generally available to the public other than as a result of a disclosure by the receiving party or its Representatives,
(ii) was available to the receiving party on a nonconfidential basis prior to its disclosure by the disclosing party or its Representatives, or (iii) becomes available to the receiving party from a source other than the disclosing party or its Representatives, provided that such source is not known by the receiving party to be bound by a confidentiality agreement with the disclosing party or its Representatives.

     It is understood that the receiving party or its Representatives may disclose any of the Evaluation Material (1) to those of its other Representatives who require such material for the purpose of evaluating a possible Transaction (provided that such Representatives (a) need to know the Evaluation Material for the purpose of evaluation of the Transaction,
(b) are informed by the receiving party or Representative of the confidential nature of the Information, and (c) agree to act in accordance with the terms of this letter agreement) or (2) to potential financing sources for any possible Transaction (provided that such financing sources are informed by the receiving party or Representative of the confidential nature of the Information). The receiving party agrees that the Evaluation Material will be kept confidential by it and its Representatives and, except with the specific prior written consent of the disclosing party or as expressly otherwise permitted by the terms hereof, will not be disclosed by it or its Representatives. The receiving party further agrees that it and its Representatives will not use any of the Evaluation Material for any reason or purpose other than to evaluate a possible Transaction.

     Without the prior written consent of the other party, each party hereto and its Representatives will not disclose to any person (i) the fact that the Evaluation Material has been made available to a receiving party or that a receiving party or its Representatives have inspected any portion of the Evaluation Material, (ii) the fact that any discussions or negotiations are taking place concerning a possible Transaction, or (iii) any of the terms, conditions or other facts with respect to any possible Transaction, including the status thereof, unless and only to the extent that such disclosure (after making reasonable efforts to avoid such disclosure and after advising and consulting with the other party about the intention to make, and the proposed contents of, such disclosure) is required by applicable law. The term "person" as used in this letter agreement shall be broadly interpreted to include, without limitation, any corporation, company, partnership and individual.

     In the event that either party or its Representatives is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar legal process) to disclose any of the Evaluation Material, it is agreed that such party or its Representative, as the case may be, will provide the other party with prompt notice of such request(s) so that such other party may seek an appropriate protective order or other appropriate remedy and/or waive its or such Representative's compliance with the provisions of this letter agreement. In the event that such protective order or other remedy is not obtained, or that any party grants a waiver hereunder, the other party or its Representative may furnish that portion (and only that portion) of the Evaluation Material which such other party is legally required to disclose and will exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded any Evaluation Material so furnished.

     Each party agrees that it will not use the Evaluation Material for any purpose other than determining whether to enter into a Transaction. Each party agrees that it will not use the Evaluation Material in any way directly or indirectly detrimental to the other party. In particular, each party agrees that for a period of one (1) year from the date of the signing of this letter agreement, it will not knowingly, as a result of knowledge or information obtained from the Evaluation Material or otherwise in connection with a possible Transaction, directly solicit for employment any employee of the other, provided the parties acknowledge that they may employ any person that responds to a public advertisement for an available position.

     In the event that the receiving party does not proceed with a Transaction, upon the written request of the disclosing party, the receiving party shall promptly deliver to the disclosing party or destroy (with such destruction certified to the disclosing party) all documents or other matter furnished by it to the receiving party or its Representatives constituting Evaluation Material, together with all copies thereof in the possession of the receiving party or its Representatives. Notwithstanding the return or destruction of Evaluation Material, the receiving party will continue to be bound by its obligations of confidentiality and other obligations hereunder.

     Although it is understood that the disclosing party will endeavor to include in the Evaluation Material information believed by it to be relevant for the purpose of this investigation, the receiving party further understands that neither the disclosing party nor its Representatives make any representation or warranty as to the accuracy or completeness of the Evaluation Material. The receiving party agrees that neither it nor its Representatives shall have any liability to the receiving party or any of its Representatives resulting from the use of the Evaluation Material by the receiving party or such Representatives. Only those representations and warranties that may be made to the receiving party or its affiliates in a definitive written agreement for a Transaction, when, as and if executed and subject to such limitations and restrictions as may be specified therein, shall have any legal effect, and the receiving party agrees that if it determines to engage in a Transaction, such determination will be based solely on the terms of such written agreement and on the receiving party's own investigation, analysis, and assessment of the business to be acquired. Moreover, unless and until such a definitive written agreement is entered into, neither the receiving party nor its Representatives will be under any legal obligation of any kind whatsoever with respect to such a Transaction except for the matters specifically agreed to in this letter agreement. The agreements set forth in this letter agreement may be modified or waived only by a separate writing signed by both parties expressly so modifying or waiving such agreements.

     Prometheus agrees that, for a period of one (1) year from the date hereof, unless such shall have been specifically approved in writing by the Board of Directors of ARV, neither Prometheus, LFREI, nor any controlled affiliates of Prometheus or LFREI, will in any manner, directly or indirectly, (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in (i) any acquisition of any securities (or beneficial ownership thereof) or any rights or options to acquire any securities or assets of ARV or any of its subsidiaries; (ii) any tender or exchange offer or merger or other business combination involving ARV or any of its subsidiaries; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to ARV or its subsidiaries; or (iv) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of ARV, (b) form, join or in any way participate in a "group" (as defined under the Securities Exchange Act of 1934), other than with any of their affiliates, with respect to ARV or (c) otherwise act, alone or in concert with others (other than with any of their affiliates), to seek to control or influence the management, Board of Directors or policies of ARV, other than through directors designated or nominated by affiliates of LFREI under the Settlement Agreement, dated as of September 29, 1999, among ARV, LFREI and certain other parties (the "Settlement Agreement"); provided, however, that, the foregoing provisions of this paragraph shall not apply to the granting or exercise of warrants, options or other rights issued by ARV to affiliates of LFREI or their employees, officers or directors or if (i) a third party acquires beneficial ownership of more than 15% of the outstanding common stock of ARV, (ii) ARV or any of its subsidiaries or affiliates (other than LFREI and its affiliates) enter into a definitive agreement providing for, or a third party publicly announces an intention to effect, any transaction which would result in (A) the sale by ARV or one or more of its subsidiaries of 50% of its assets or assets representing more than 50% of its consolidated earning power, (B) the common stockholders of ARV immediately prior to such transaction owning less than 50% of the outstanding common stock of the acquiring entity or, in the case of a merger transaction, the surviving corporation (or, if the surviving corporation is a subsidiary of a parent company, the parent company) or (C) a third party acquiring beneficial ownership of more than 15% of the outstanding common stock of ARV, or (iii) after a tender or exchange offer is made by any third party for the common stock of ARV, the Board of Directors of ARV has not recommended that its stockholders reject the tender or exchange offer within 10 business days after the public announcement of such tender or exchange offer. Notwithstanding the foregoing, neither Prometheus, LFREI nor any of their respective affiliates shall be prohibited from making, or be required to obtain the consent of ARV or its Board of Directors to make, one or more proposals to ARV or its Board of Directors or any special committee thereof with respect to a possible Transaction and nothing herein shall restrict or otherwise prevent Prometheus or any of its affiliates from selling or otherwise disposing of any shares, warrants, options or other rights for such shares, of ARV now held or hereafter acquired. Nothing contained herein shall supersede, amend or modify the terms of the Settlement Agreement, including without limitation Section 3.01 thereof.

     It is understood and agreed that money damages would not be a sufficient remedy for any breach of this letter agreement by either party or its Representatives and that any such breach would cause the non-breaching party irreparable harm. Accordingly, it is further agreed that in the event of any breach or threatened breach of this letter agreement, the non-breaching party, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

     It is understood and agreed that no failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power, or privilege hereunder.

     The invalidity or unenforceability of any provision of this letter agreement shall not affect the validity or enforceability of any other provisions of this letter agreement, which shall remain in full force and effect. This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware. This agreement will terminate on March 31, 2003.

     If you are in agreement with the foregoing, please sign, date, and return one copy of this letter agreement, which will constitute our agreement with respect to the matters set forth herein.

                                  Very truly yours,

                                  /s/ Maurice DeWald
                                  -------------------------------------------
                                  Maurice DeWald
                                  Chairman of the Special Committee of
                                  the Board of Directors of ARV Assisted
                                  Living, Inc.


CONFIRMED AND AGREED:
Prometheus Assisted Living LLC

By:  /s/ John A. Moore
     ---------------------------------------
Name:  John A. Moore
Title: Authorized Signatory